Exhibit 99.1

EARNINGS RELEASE

CONTACT

Michael J. Fowler

Chief Financial Officer

(615) 732-7404

CapStar Reports First Quarter 2022 Results and Increase in Quarterly Dividend

NASHVILLE, TN, April 21, 2022 (GLOBE NEWSWIRE) -- CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ:CSTR) today reported net income of $10.7 million or $0.48 per diluted share, for the quarter ended March 31, 2022, compared with net income of $12.5 million or $0.56 per diluted share, for the quarter ended December 31, 2021, and net income of $11.0 million or $0.50 per diluted share, for the quarter ended March 31, 2021. Annualized return on average assets and return on average equity for the quarter ended March 31, 2022 were 1.37 percent and 11.39 percent, respectively. The first quarter included a BOLI death benefit of $0.9 million, deferred loan origination expense related to prior periods of $0.5 million and severance expense of $0.4 million.

Four Key Drivers	Targets	1Q22	4Q21	1Q21
Annualized revenue growth	> 5%	-46.31%	-5.61%	-22.41%
Net interest margin	≥ 3.60%	2.97%	3.14%	3.13%
Efficiency ratio	≤ 55%	58.67%	54.74%	54.08%
Annualized net charge-offs to average loans	≤ 0.25%	0.01%	0.04%	0.00%

"CapStar’s first quarter results demonstrate continued progress and momentum in strengthening non-mortgage related profitability and growth in addition to executing a disciplined capital allocation strategy,” said Timothy K. Schools President and Chief Executive Officer of CapStar. “Our return on average tangible common equity was 13% despite of significant excess equity available to invest, end of period loan growth excluding PPP loans exceeded $100 million for the second consecutive quarter leading to 31% average loan growth, and we increased our dividend 67%. Supported by outstanding bankers in outstanding markets, excess liquidity, and excess equity, we are focused on the following capital priorities: invest in and grow existing and new markets; pay a competitive, sustainable dividend; and opportunistically repurchase CapStar common stock."

"As we transition from the potential credit-related risks of the recent pandemic to current supply chain, inflation, and interest rate risks, we are optimistic about the continued strength of our local economy and markets. Tennessee continues to experience significant in-migration of both businesses and individuals. Combined with the acquisition of a large number of locally-based banks, most recently to include the sale of First Horizon to TD, CapStar is poised to be a beneficiary of customers and talent. I am proud of our team and excited for what we are building at CapStar.”

Revenue

Total revenue, defined as net interest income plus noninterest income, totaled $30.2 million in the first quarter. This represents a decline of $3.9 million from the previous quarter. Net interest income and noninterest income totaled $21.1 million and $9.1 million, a decrease of $1.9 million and $2.0 million, respectively, from the fourth quarter of 2021. A $1.1 million PPP fee decline and the aforementioned deferred expense adjustment of $0.5 million contributed to the decrease in net interest income. Noninterest income declined due to lower Tri-Net division revenues following a record quarter.

First quarter 2022 average earning assets remained relatively flat at $2.90 billion compared to December 31, 2021 as organic loan growth was funded by redeploying excess liquidity. Loan growth continued to accelerate during the quarter with average loans held for investment, excluding PPP balances, increasing $141.6 million from the prior quarter, or 31.1 percent linked-quarter annualized. End of period loans held for investment, excluding PPP balances, increased $101.8 million, or 21.3 percent linked-quarter annualized, which benefited from $76.9 million in loan production associated with the Company's recent Chattanooga expansion. The current commercial loan pipeline remains strong, exceeding $500 million and continues to present the Company a tremendous opportunity to utilize excess liquidity and capital to grow revenue and earnings per share.

For the first quarter of 2022, the net interest margin decreased 17 basis points from the prior quarter to 2.97 percent primarily resulting from the aforementioned deferred expense adjustment. Excluding the deferred expense adjustment, influence of PPP and excess liquidity accumulated during the pandemic, the Company estimates its first quarter 2022 net interest margin was 3.32 percent, an 8 basis point decrease compared to the fourth quarter of 2021. While the Company is managing to a more neutral interest rate risk profile over time in order to enhance earnings consistency, net interest income is expected to benefit modestly from rising rates in 2022.

The Company's average deposits totaled $2.70 billion in the first quarter of 2022, equal to the fourth quarter of 2021. During the quarter, the Company experienced a $16.3 million reduction in higher cost average time deposits and $15.6 million decrease in average interest-bearing transaction accounts. These decreases were offset by a $44.1 million increase in average savings and money market deposits, creating an overall net increase of $12.2 million in average interest-bearing deposits when compared to the fourth quarter of 2021. During the quarter, the Company’s lowest cost deposit category, noninterest bearing, comprised 26.9 percent of total average deposits, a 70 basis point decrease compared to December 31, 2021. Total deposit costs remained flat for the first quarter at 0.19 percent. While in the short-term the Company is experiencing a period of excess liquidity, a key longer-term strategic initiative is to create a stronger deposit-led culture with an emphasis on lower cost relationship-based deposits.

Noninterest income during the quarter decreased $2.0 million from the fourth quarter ended December 31, 2021.This decrease was primarily attributable to declines in Tri-Net and mortgage revenue, offset by an increase in bank owned life insurance income associated with death benefits. Despite the decrease, the Company's unique fee businesses continue to support non-interest income, which has exceeded 30 percent of total revenue for the past eight quarters.

Noninterest Expense and Operating Efficiency

Improving productivity and operating efficiency is a key focus of the Company. During the quarter, the Company continued to exhibit strong expense discipline. Noninterest expenses decreased $0.9 million from the fourth quarter of 2021 to $17.7 million in the first quarter of 2022. This decrease was primarily attributable to a decline in compensation expense and other expenses, despite $0.4 million of severance costs incurred during the first quarter.

For the quarter ended March 31, 2022, the efficiency ratio was 58.67 percent, an increase from 54.74 percent in the fourth quarter of 2021. Annualized noninterest expense as a percentage of average assets decreased 7 basis points to 2.28 percent for the quarter ended March 31, 2022 compared to 2.35 percent for the quarter ended December 31, 2021. Assets per employee increased slightly to $8.0 million as of March 31, 2022 compared to $7.9 million in the previous quarter. The continued discipline in productivity metrics demonstrates the Company's commitment to outstanding performance.

Asset Quality

Strong asset quality is a core tenant of the Company’s culture. Continued sound risk management and an improving economy led to continued low net charge-offs and strong credit metrics. Annualized net charge offs to average loans for the three months ended March 31, 2022, improved to 0.01 percent, a 3 basis point decline compared to the fourth quarter ended December 31, 2021. Past due loans as a percentage of total loans held for investment improved to a record 0.17 percent at March 31, 2022 compared to 0.25 percent at December 31, 2021. Within this amount, loans greater than 89 days past due totaled $1.1 million, or 0.05 percent of loans held for investment at March 31, 2022, an improvement from

0.11 percent at December 31, 2021. Non-performing assets to total loans and OREO were 0.18 percent at March 31, 2022 and December 31, 2021. Criticized and classified loans to total loans, which were elevated during the pandemic, continued to improve to 2.49 percent at March 31, 2022, a 15 basis point decline from December 31, 2021.

In addition to providing reserves for the strong loan growth experienced during the first quarter, the allowance for loan losses declined $0.8 million based on improved asset quality trends and other qualitative factors. The Company continues to retain a portion of pandemic related reserves in the allowance for loan losses. As a result, the allowance for loan losses plus the fair value mark on acquired loans to total loans, less PPP loans, declined 11 basis points to 1.16 percent at March 31, 2022 from 1.27 percent at December 31, 2021.

Asset Quality Data:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Annualized net charge-offs to average loans	0.01%	0.04%	0.05%	0.01%	0.00%
Criticized and classified loans to total loans	2.49%	2.64%	2.85%	3.95%	4.39%
Loans- past due to total end of period loans	0.17%	0.25%	0.31%	0.49%	0.44%
Loans- over 89 days past due to total end of period loans	0.05%	0.11%	0.12%	0.13%	0.14%
Non-performing assets to total loans held for investment and OREO	0.18%	0.18%	0.20%	0.22%	0.30%
Allowance for loan losses plus fair value marks / Non-PPP Loans	1.16%	1.27%	1.41%	1.47%	1.59%
Allowance for loan losses to non-performing loans	596%	666%	657%	571%	446%

Income Tax Expense

The Company’s first quarter effective income tax rate decreased to approximately 19.6 percent compared to 22.5 percent for the prior quarter ended December 31, 2021 due to an increase in the provision in the prior quarter to true up the effective tax rate for 2021. The Company anticipates its effective tax rate for 2022 to be approximately 20 percent.

Capital

The Company continues to be well capitalized with tangible equity of $321.6 million at March 31, 2022. Tangible book value per share of common stock for the quarter ended March 31, 2022 was $14.49 compared to $14.99 and $13.34 for the quarters ended December 31, 2021 and March 31, 2021, respectively, with the change from December 31, 2021 being attributable to a decline in the value of the investment portfolio related to an increase in market interest rates, partially offset by ongoing earnings.

Capital ratios:	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Total risk-based capital	15.60%	16.29%	16.23%	16.13%	16.29%
Common equity tier 1 capital	13.58%	14.11%	13.95%	13.78%	13.79%
Leverage	10.99%	10.69%	10.28%	10.17%	9.78%

In the first quarter of 2022, the Company repurchased $0.8 million in common stock under its share repurchase program. The total remaining authorization for future purchases was $29.2 million as of March 31, 2022. The Plan will terminate on the earlier of the date on which the maximum authorized dollar amount of shares of common stock has been repurchased or January 31, 2023.

Dividend

On April 21, 2022, the Board of Directors of the Company approved a quarterly dividend of $0.10 per common share, a $0.04 or 67% increase versus the prior quarter, payable on May 25, 2022 to shareholders of record of CapStar’s common stock as of the close of business on May 11, 2022.

Conference Call and Webcast Information

CapStar will host a conference call and webcast at 9:00 a.m. Central Time on Friday, April 22, 2022. During the call, management will review the first quarter results and operational highlights. Interested parties may listen to the call by dialing (844) 412-1002. The conference ID number is 2594842. A simultaneous webcast may be accessed on CapStar’s website at ir.capstarbank.com by clicking on “News & Events.” An archived version of the webcast will be available in the same location shortly after the live call has ended.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank. CapStar Bank is a commercial bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. As of March 31, 2022, on a consolidated basis, CapStar had total assets of $3.2 billion, total loans of $2.0 billion, total deposits of $2.8 billion, and shareholders’ equity of $368.9 million. Visit www.capstarbank.com for more information.

NON-GAAP MEASURES

This release includes financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). This financial information includes certain operating performance measures, which exclude merger-related and other charges that are not considered part of recurring operations. Such measures include: “Efficiency ratio – operating,” “Expenses – operating,” “Earnings per share – operating,” “Diluted earnings per share – operating,” “Tangible book value per share,” “Return on common equity – operating,” “Return on tangible common equity – operating,” “Return on assets – operating,” and “Tangible common equity to tangible assets.”

Management has included these non-GAAP measures because it believes these measures may provide useful supplemental information for evaluating CapStar’s underlying performance trends. Further, management uses these measures in managing and evaluating CapStar’s business and intends to refer to them in discussions about our operations and performance. Operating performance measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP, and are not necessarily comparable to non-GAAP measures that may be presented by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable GAAP measures can be found in the ‘Non-GAAP Reconciliation Tables’ included in the exhibits to this presentation.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Consolidated Statements of Income (unaudited) (dollars in thousands, except share data)

First quarter 2022 Earnings Release

	Three Months Ended
	March 31,
	2022	2021
Interest income:
Loans, including fees	$20,367	$22,014
Securities:
Taxable	1,754	1,596
Tax-exempt	325	373
Federal funds sold	10	—
Restricted equity securities	156	161
Interest-bearing deposits in financial institutions	172	134
Total interest income	22,784	24,278
Interest expense:
Interest-bearing deposits	436	446
Savings and money market accounts	331	313
Time deposits	484	931
Federal Home Loan Bank advances	—	12
Subordinated notes	393	394
Total interest expense	1,644	2,096
Net interest income	21,140	22,182
Provision for loan losses	(784)	650
Net interest income after provision for loan losses	21,924	21,532
Noninterest income:
Deposit service charges	1,142	1,102
Interchange and debit card transaction fees	1,222	1,092
Mortgage banking	1,966	4,716
Tri-Net	2,171	1,143
Wealth management	440	459
SBA lending	222	492
Net gain on sale of securities	—	26
Other noninterest income	1,926	984
Total noninterest income	9,089	10,014
Noninterest expense:
Salaries and employee benefits	10,269	9,427
Data processing and software	2,647	2,827
Occupancy	1,099	1,108
Equipment	709	899
Professional services	679	704
Regulatory fees	280	257
Acquisition related expenses	—	67
Amortization of intangibles	446	508
Other operating	1,607	1,616
Total noninterest expense	17,736	17,413
Income before income taxes	13,277	14,133
Income tax expense	2,604	3,103
Net income	$10,673	$11,030
Per share information:
Basic net income per share of common stock	$0.48	$0.50
Diluted net income per share of common stock	$0.48	$0.50
Weighted average shares outstanding:
Basic	22,198,339	22,045,501
Diluted	22,254,644	22,076,600

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Selected Quarterly Financial Data (unaudited) (dollars in thousands, except share data)

First quarter 2022 Earnings Release

	Five Quarter Comparison
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Income Statement Data:
Net interest income	$21,140	$22,992	$22,964	$23,032	$22,182
Provision for loan losses	(784)	(651)	—	(1,065)	650
Net interest income after provision for loan losses	21,924	23,643	22,964	24,097	21,532
Deposit service charges	1,142	1,117	1,187	1,109	1,102
Interchange and debit card transaction fees	1,222	1,261	1,236	1,227	1,092
Mortgage banking	1,966	2,740	4,693	3,910	4,716
Tri-Net	2,171	3,996	1,939	1,536	1,143
Wealth management	440	438	481	471	459
SBA lending	222	279	911	377	492
Net gain (loss) on sale of securities	—	8	7	(13)	26
Other noninterest income	1,926	1,295	1,197	1,266	984
Total noninterest income	9,089	11,134	11,651	9,883	10,014
Salaries and employee benefits	10,269	10,549	10,980	10,803	9,427
Data processing and software	2,647	2,719	2,632	3,070	2,827
Occupancy	1,099	1,012	1,028	1,057	1,108
Equipment	709	867	760	980	899
Professional services	679	521	469	460	704
Regulatory fees	280	284	279	211	257
Acquisition related expenses	—	—	—	256	67
Amortization of intangibles	446	461	477	493	508
Other noninterest expense	1,607	2,269	1,741	1,750	1,616
Total noninterest expense	17,736	18,682	18,366	19,080	17,413
Net income before income tax expense	13,277	16,095	16,249	14,900	14,133
Income tax expense	2,604	3,625	3,147	2,824	3,103
Net income	$10,673	$12,470	$13,102	$12,076	$11,030
Weighted average shares - basic	22,198,339	22,166,410	22,164,278	22,133,759	22,045,501
Weighted average shares - diluted	22,254,644	22,221,989	22,218,402	22,198,829	22,076,600
Net income per share, basic	$0.48	$0.56	$0.59	$0.55	$0.50
Net income per share, diluted	0.48	0.56	0.59	0.54	0.50
Balance Sheet Data (at period end):
Cash and cash equivalents	$355,981	$415,125	$359,267	$449,267	$390,565
Securities available-for-sale	460,558	459,396	483,778	500,339	474,788
Securities held-to-maturity	1,775	1,782	1,788	2,395	2,401
Loans held for sale	106,895	83,715	176,488	158,234	171,660
Loans held for investment	2,047,555	1,965,769	1,894,249	1,897,838	1,931,687
Allowance for loan losses	(20,857)	(21,698)	(22,533)	(22,754)	(23,877)
Total assets	3,190,749	3,133,046	3,112,127	3,212,390	3,150,457
Non-interest-bearing deposits	702,172	725,171	718,299	782,170	711,606
Interest-bearing deposits	2,053,823	1,959,110	1,956,093	1,998,024	2,039,595
Federal Home Loan Bank advances and other borrowings	29,566	29,532	29,499	29,487	29,455
Total liabilities	2,821,832	2,752,952	2,741,799	2,852,639	2,806,513
Shareholders' equity	$368,917	$380,094	$370,328	$359,752	$343,944
Total shares of common stock outstanding	22,195,071	22,166,129	22,165,760	22,165,547	22,089,873
Book value per share of common stock	$16.62	$17.15	$16.71	$16.23	$15.57
Tangible book value per share of common stock*	14.49	14.99	14.53	14.03	13.34
Market value per share of common stock	$21.08	$21.03	$21.24	$20.50	$17.25
Capital ratios:
Total risk-based capital	15.60%	16.29%	16.23%	16.13%	16.29%
Tier 1 risk-based capital	13.58%	14.11%	13.95%	13.78%	13.79%
Common equity tier 1 capital	13.58%	14.11%	13.95%	13.78%	13.79%
Leverage	10.99%	10.69%	10.28%	10.17%	9.78%

_____________________

*This metric is a non-GAAP financial measure. See Non-GAAP disclaimer in this earnings release and below for discussion and reconciliation to the most directly comparable GAAP financial measure.

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Selected Quarterly Financial Data (unaudited) (dollars in thousands, except share data)

First quarter 2022 Earnings Release

	Five Quarter Comparison
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Average Balance Sheet Data:
Cash and cash equivalents	$380,262	$470,963	$411,101	$301,773	$341,092
Investment securities	483,339	491,135	515,877	508,595	496,035
Loans held for sale	90,163	123,962	173,402	147,912	164,867
Loans held for investment	2,001,740	1,888,094	1,884,935	1,938,818	1,929,343
Assets	3,153,320	3,159,308	3,171,182	3,078,748	3,078,745
Interest bearing deposits	1,976,803	1,964,641	1,980,304	1,940,442	1,986,621
Deposits	2,704,938	2,713,314	2,732,165	2,662,192	2,663,551
Federal Home Loan Bank advances and other borrowings	29,547	29,514	29,495	29,467	33,879
Liabilities	2,773,281	2,781,951	2,803,375	2,719,898	2,728,064
Shareholders' equity	380,039	377,357	367,807	358,850	350,681
Performance Ratios:
Annualized return on average assets	1.37%	1.57%	1.64%	1.57%	1.45%
Annualized return on average equity	11.39%	13.11%	14.13%	13.50%	12.76%
Net interest margin (1)	2.97%	3.14%	3.12%	3.26%	3.13%
Annualized noninterest income to average assets	1.17%	1.40%	1.46%	1.29%	1.32%
Efficiency ratio	58.67%	54.74%	53.06%	57.97%	54.08%
Loans by Type (at period end):
Commercial and industrial	$499,719	$497,615	$478,279	$536,279	$609,896
Commercial real estate - owner occupied	231,933	209,261	193,139	200,725	197,758
Commercial real estate - non-owner occupied	652,936	616,023	579,857	538,520	505,252
Construction and development	208,513	214,310	210,516	198,448	170,965
Consumer real estate	327,416	326,412	328,262	331,580	336,496
Consumer	48,790	46,811	45,669	45,898	45,481
Other	78,248	55,337	58,527	46,387	65,839
Asset Quality Data:
Allowance for loan losses to total loans	1.02%	1.10%	1.19%	1.20%	1.24%
Allowance for loan losses to non-performing loans	596%	666%	657%	571%	446%
Nonaccrual loans	$3,502	$3,258	$3,431	$3,985	$5,355
Troubled debt restructurings	1,847	1,832	1,859	1,895	1,914
Loans - over 89 days past due	1,076	2,120	2,333	2,389	2,720
Total non-performing loans	3,502	3,258	3,431	3,985	5,355
OREO and repossessed assets	178	266	349	184	523
Total non-performing assets	3,680	3,524	3,780	4,169	5,878
Non-performing loans to total loans held for investment	0.17%	0.17%	0.18%	0.21%	0.28%
Non-performing assets to total assets	0.12%	0.11%	0.12%	0.13%	0.19%
Non-performing assets to total loans held for investment and OREO	0.18%	0.18%	0.20%	0.22%	0.30%
Annualized net charge-offs to average loans	0.01%	0.04%	0.05%	0.01%	0.00%
Net charge-offs	$59	$184	$221	$59	$18
Interest Rates and Yields:
Loans	3.97%	4.47%	4.41%	4.43%	4.36%
Securities (1)	1.92%	1.84%	1.75%	1.77%	1.80%
Total interest-earning assets (1)	3.20%	3.36%	3.35%	3.51%	3.42%
Deposits	0.19%	0.19%	0.19%	0.21%	0.26%
Borrowings and repurchase agreements	5.40%	5.29%	5.30%	5.36%	4.85%
Total interest-bearing liabilities	0.33%	0.33%	0.34%	0.37%	0.42%
Other Information:
Full-time equivalent employees	397	397	392	383	379

_____________________

This information is preliminary and based on CapStar data available at the time of this earnings release.

(1)
Net Interest Margin, Securities yields, and Total interest-earning asset yields are calculated on a tax-equivalent basis.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Analysis of Interest Income and Expense, Rates and Yields (unaudited) (dollars in thousands)

First quarter 2022 Earnings Release

	For the Three Months Ended March 31,
	2022			2021
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate
Interest-Earning Assets
Loans (1)	$2,001,740	$19,599	3.97%	$1,929,342	$20,723	4.47%
Loans held for sale	90,163	768	3.46%	164,867	1,291	3.56%
Securities:
Taxable investment securities (2)	426,144	1,909	1.79%	431,406	1,757	1.63%
Investment securities exempt from federal income tax (3)	57,195	326	2.89%	64,629	373	2.92%
Total securities	483,339	2,235	1.92%	496,035	2,130	1.80%
Cash balances in other banks	305,922	172	0.23%	298,722	134	0.18%
Funds sold	20,149	10	0.19%	153	—	1.27%
Total interest-earning assets	2,901,313	22,784	3.20%	2,889,119	24,278	3.42%
Noninterest-earning assets	252,007			189,626
Total assets	$3,153,320			$3,078,745
Interest-Bearing Liabilities
Interest-bearing deposits:
Interest-bearing transaction accounts	$949,313	436	0.19%	$944,651	446	0.19%
Savings and money market deposits	660,721	331	0.20%	583,590	313	0.22%
Time deposits	366,769	484	0.54%	458,380	931	0.82%
Total interest-bearing deposits	1,976,803	1,251	0.26%	1,986,621	1,690	0.35%
Borrowings and repurchase agreements	29,547	393	5.40%	33,879	406	4.85%
Total interest-bearing liabilities	2,006,350	1,644	0.33%	2,020,500	2,096	0.42%
Noninterest-bearing deposits	728,134			676,929
Total funding sources	2,734,484			2,697,429
Noninterest-bearing liabilities	38,797			30,635
Shareholders’ equity	380,039			350,681
Total liabilities and shareholders’ equity	$3,153,320			$3,078,745
Net interest spread (4)			2.86%			3.00%
Net interest income/margin (5)		$21,140	2.97%		$22,182	3.13%

_____________________

(1)
Average loan balances include nonaccrual loans. Interest income on loans includes amortization of deferred loan fees, net of deferred loan costs.
(2)
Taxable investment securities include restricted equity securities.
(3)
Yields on tax exempt securities, total securities, and total interest-earning assets are shown on a tax equivalent basis.
(4)
Net interest spread is the average yield on total average interest-earning assets minus the average rate on total average interest-bearing liabilities.
(5)
Net interest margin is annualized net interest income calculated on a tax equivalent basis divided by total average interest-earning assets for the period.

This information is preliminary and based on CapStar data available at the time of this earnings release.

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

First quarter 2022 Earnings Release

	Five Quarter Comparison
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Operating net income:
Net income	$10,673	$12,470	$13,102	$12,076	$11,030
Add: acquisition related expenses	—	—	—	256	67
Less: income tax impact of acquisition related expenses	—	—	—	(67)	(18)
Operating net income	$10,673	$12,470	$13,102	$12,265	$11,079

Operating diluted net income per share of common stock:
Operating net income	$10,673	$12,470	$13,102	$12,265	$11,079
Weighted average shares - diluted	22,254,644	22,221,989	22,218,402	22,198,829	22,076,600
Operating diluted net income per share of common stock	$0.48	$0.56	$0.59	$0.55	$0.50

Operating annualized return on average assets:
Operating net income	$10,673	$12,470	$13,102	$12,265	$11,079
Average assets	3,153,320	3,159,308	3,171,182	3,078,748	3,078,745
Operating annualized return on average assets	1.37%	1.57%	1.64%	1.60%	1.46%

Operating annualized return on average tangible equity:
Average total shareholders' equity	$380,039	$377,357	$367,807	$358,850	$350,681
Less: average intangible assets	(47,604)	(48,054)	(48,527)	(49,012)	(49,514)
Average tangible equity	332,435	329,303	319,280	309,838	301,167
Operating net income	$10,673	$12,470	$13,102	$12,265	$11,079
Operating annualized return on average tangible equity	13.02%	15.02%	16.28%	15.88%	14.92%

Operating efficiency ratio:
Total noninterest expense	$17,736	$18,682	$18,366	$19,080	$17,413
Less: acquisition related expenses	—	—	—	(256)	(67)
Total operating noninterest expense	17,736	18,682	18,366	18,824	17,346
Net interest income	21,140	22,992	22,964	23,032	22,182
Total noninterest income	9,089	11,134	11,651	9,883	10,014
Total revenues	$30,229	$34,126	$34,615	$32,915	$32,196
Operating efficiency ratio:	58.67%	54.74%	53.06%	57.19%	53.88%

Operating annualized pre-tax pre-provision income to average assets:
Income before income taxes	$13,277	$16,095	$16,249	$14,900	$14,133
Add: acquisition related expenses	—	—	—	256	67
Add: provision for loan losses	(784)	(651)	—	(1,065)	650
Operating pre-tax pre-provision income	12,493	15,444	16,249	14,091	14,850
Average assets	$3,153,320	$3,159,308	$3,171,182	$3,078,748	$3,078,745
Operating annualized pre-tax pre-provision income to average assets:	1.61%	1.94%	2.03%	1.84%	1.96%

Tangible Equity:
Total shareholders' equity	$368,917	$380,094	$370,328	$359,752	$343,944
Less: intangible assets	(47,313)	(47,759)	(48,220)	(48,697)	(49,190)
Tangible equity	$321,604	$332,335	$322,108	$311,055	$294,754

Tangible Book Value per Share of Common Stock:
Tangible common equity	$321,604	$332,335	$322,108	$311,055	$294,754
Total shares of common stock outstanding	22,195,071	22,166,129	22,165,760	22,165,547	22,089,873
Tangible book value per share of common stock	$14.49	$14.99	$14.53	$14.03	$13.34

CAPSTAR FINANCIAL HOLDINGS, INC. AND SUBSIDIARY

Non-GAAP Financial Measures (unaudited) (dollars in thousands except share data)

First quarter 2022 Earnings Release

	Five Quarter Comparison
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Net interest income	$21,140	$22,992	$22,964	$23,032	$22,182
Less: PPP loan income	(493)	(1,691)	(1,897)	(2,686)	(2,260)
Less: Excess liquidity interest income	(437)	(479)	(545)	(545)	(504)
Plus: Impact of deferred cost adjustment	545	—	—	—	—
Adjusted net interest income	20,755	20,822	20,522	19,801	19,418

Average interest earning assets	2,901,313	2,920,478	2,931,134	2,848,857	2,889,119
Less: Average PPP loans	(14,144)	(42,055)	(95,257)	(173,733)	(204,459)
Less: Excess liquidity	(348,535)	(447,548)	(411,926)	(301,325)	(334,109)
Adjusted interest earning assets	2,538,634	2,430,875	2,423,951	2,373,799	2,350,551

Net interest margin (1)	2.97%	3.14%	3.12%	3.26%	3.13%
Adjusted Net interest margin (1)	3.32%	3.40%	3.36%	3.36%	3.35%

	Five Quarter Comparison
	3/31/2022	12/31/2021	9/30/2021	6/30/2021	3/31/2021
Allowance for loan losses	$20,857	$21,698	$22,533	$22,754	$23,877
Purchase accounting marks	2,838	3,003	3,288	3,533	3,615
Allowance for loan losses and purchase accounting fair value marks	23,695	24,701	25,821	26,287	27,492

Loans held for investment	2,047,555	1,965,769	1,894,249	1,897,838	1,931,687
Less: PPP Loans net of deferred fees	6,529	26,539	64,188	109,940	210,810
Non-PPP Loans	2,041,026	1,939,230	1,830,061	1,787,898	1,720,877

Allowance for loan losses plus fair value marks / Non-PPP Loans	1.16%	1.27%	1.41%	1.47%	1.59%

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(1)
Net interest margin and adjusted net interest margin are shown on a tax equivalent basis.